Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 38 to Registration Statement No. 811-21667 on Form N-1A of our report dated November 12, 2014 relating to the financial statements and financial highlights of Fidelity Emerging Markets Equity Central Fund, our report dated November 13, 2014 relating to the financial statements and financial highlights of Fidelity International Equity Central Fund, our report dated November 14, 2014 relating to the financial statements and financial highlights of Fidelity Consumer Discretionary Central Fund, Fidelity Consumer Staples Central Fund, Fidelity Energy Central Fund, Fidelity Financials Central Fund, Fidelity Health Care Central Fund, Fidelity Industrials Central Fund, Fidelity Information Technology Central Fund, Fidelity Materials Central Fund, Fidelity Telecom Services Central Fund and Fidelity Utilities Central Fund and our reports dated November 17, 2014 relating to the financial statements and financial highlights of Fidelity High Income Central Fund 1 and Fidelity Floating Rate Central Fund, each a fund of Fidelity Central Investment Portfolios LLC, appearing in the Annual Reports on Form N-CSR of Fidelity Central Investment Portfolios LLC for the year ended September 30, 2014, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 21, 2014